Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath / Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX REPORTS THIRD QUARTER FISCAL 2010 FINANCIAL RESULTS
FARMINGDALE, NY — May 12, 2010 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which is used in Europe for the ablation of tumors and worldwide for acute health conditions, today reported financial results for the third fiscal quarter ending March 31, 2010. Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call Wednesday, May 12, 2010 at 4:30 pm to discuss the Company’s third quarter and nine months results.
The Company also reported the following financial and operational achievements:
•	Net income from continuing operations of $17,000 for the third quarter fiscal 2010 compared to a loss of $223,000 for the third quarter fiscal 2009

•	A 30% increase in revenue for the third quarter fiscal 2010 compared with the third quarter fiscal 2009

•	Gross margin as a percentage of revenues increased to 54.7% in the third quarter fiscal 2010
Revenues for the three months ended March 31, 2010 were $3.5 million, a 30% increase when compared with $2.7 million for the same period in fiscal 2009. Medical device products sales increased $904,000 or 46% to $2.9 million and laboratory and scientific products sales decreased $99,000 to $678,000 for the three months ended December 31, 2009.
Gross profit as a percentage of sales increased to 54.7% for the three months ended March 31, 2010 from 45.4% for the three months ended March 31, 2009. The increase in gross profit percentage is primarily attributable to increased margins from the Company’s BoneScalpel™ product.
The Company reported a net income from continuing operations of $17,000 for the three months ended March 31, 2010 compared with a loss of $223,000 or $.03 per share for the same period in fiscal 2009. The Company reported a net loss attributable to Misonix, Inc. shareholders for the three months ended March 31, 2010 of $266,000 or $.04 per share which included a loss from discontinued operations of $257,000 or $.04 per share compared to net income attributable to Misonix, Inc. shareholders of $115,000 or $.02 per share which included income from discontinued operations of $334,000 or $.05 per share for the three months ended March 31, 2009.
Revenues for the nine months ended March 31, 2010 were $9.6 million, a decrease of $1.1 million when compared with $10.7 million for the same period in fiscal 2009. Medical device products sales decreased $779,000 to $7.7 million and laboratory and scientific products sales decreased $324,000 to $1.9 million for the nine months ended March 31, 2010.

Gross profit as a percentage of sales increased to 49.5% for the three months ended March 31, 2010 from 42% for the three months ended March 31, 2009. The increase in gross profit percentage is primarily attributable to increased margins from the Company’s BoneScalpel and ultrasonic assisted liposuction products.
The Company reported a net loss from continuing operations for the nine months ended March 31, 2010 of $1.6 million or $.23 per share, compared to a loss from continuing operations of $188,000 or $.03 per share for the same period in fiscal 2009. The Company reported a net loss attributable to Misonix, Inc. shareholders for the nine months ended March 31, 2010 of $1.4 million or $.20 per share including income from discontinued operations of $274,000 or $.04 per share compared to net income attributable to Misonix, Inc. shareholders of $629,000 or $.09 per share including income from discontinued operations of $830,000 or $.12 per share for the nine months ended March 31, 2009.
Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “Even though our progress has been slower then we had expected, we are pleased with our medical device revenue increase for the this quarter, our gross margin percentage increase and our income from continuing operations. We will continue to keep close control on expenses even as we make necessary investments in our product development and sales and marketing activities. Our strong balance sheet, with cash of approximately $9 million, provides us with the necessary resources to invest for growth as needed.
We continue to build out our sales network and now have 85 of our present 100 person sales force fully trained on our products. We now have in place 31 International distributors. We are pleased that 3 poster presentations at the recent Meeting of the Society of Advanced Would Care showed improved healing time and less trauma to the patient using our SonicOne® Ultrasonic Wound Debrider.
“We are pursuing a number of potential relationships that could add new products, synergistic with our present product portfolio that we would sell either directly or through our significantly expanded international distribution network. In addition, we continue to look at ways to grow our product platform, review potential acquisitions and analyze other opportunities to enhance shareholder value.”
Conference Call
Misonix management will host a conference call and webcast on Wednesday, May 12, 2010 at 4:30 pm to discuss the Company’s third quarter and nine months results.
Shareholders and other interested parties may participate in the conference call by dialing (800) 322 2803 (domestic) or (617) 614 4925 (international) and entering access code 65906262, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the Company’s website for at least 90 days.

A recording of the live-call will be available approximately 2 hours after the event through May 19,, 2010. The dial-in number to listen to the recording is (888) 286 8010 or (617) 801 6888. The replay access code is 42529340.
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
# # #
With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

		Derived from
		Audited Financial
	Unaudited	Statements
	March 31, 2010	June 30, 2009
Assets
Current Assets:
Cash	$9,179,233	$3,415,813
Accounts receivable, less allowance for doubtful accounts of $348,689 and $334,399, respectively	2,386,365	3,301,551
Inventories, net	3,329,518	3,678,743
Deferred income taxes	1,028,098	762,429
Prepaid expenses and other current assets	1,186,808	715,589
Current assets of discontinued operations	—	9,119,435

Total current assets	17,110,022	20,993,560

Property, plant and equipment, net	1,180,191	588,191
Deferred income taxes	—	128,183
Goodwill	2,028,413	2,016,941
Other assets	1,752,821	757,551
Assets of discontinued operations	—	10,678,980

Total assets	$22,071,447	$35,163,406

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	—	$2,633,059
Notes payable	258,784	261,485
Accounts payable	756,405	690,004
Accrued expenses and other current liabilities	822,888	807,691
Current maturities of capital lease obligations	14,274	13,523
Foreign income taxes payable	2,785	10,363
Current liabilities of discontinued operations	—	8,809,535

Total current liabilities	1,855,136	13,225,660

Capital lease obligations	16,855	27,716
Deferred income taxes	405,776	405,776
Deferred income	182,973	201,207
Deferred lease liability	9,654	38,607
Liabilities of discontinued operations	—	280,652

Total liabilities	2,470,394	14,179,618

Commitments and contingencies

Stockholders’ equity:
Misonix, Inc. stockholders equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,449,237	25,251,412
Accumulated deficit	(5,232,416)	(3,824,003)
Accumulated other comprehensive loss	(340,838)	(348,936)
Treasury stock, 77,800 shares	(412,424)	(412,424)

Total Misonix, Inc. stockholders’ equity	19,534,351	20,736,841
Noncontrolling interests	66,702	246,947

Total stockholders’ equity	19,601,053	20,983,788

Total liabilities and stockholders’ equity	$22,071,447	$35,163,406

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations

	Unaudited		Unaudited
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales	$3,529,603	$2,724,947	$9,647,399	$10,750,421

Cost of goods sold	1,597,495	1,487,713	4,867,432	6,239,087

Gross profit	1,932,108	1,237,234	4,779,967	4,511,334

Selling expenses	1,204,150	623,391	3,237,194	2,068,519
General and administrative expenses	1,039,523	1,181,425	3,878,095	3,954,159
Research and development expenses	441,093	359,350	1,387,133	1,057,679
Litigation settlement expenses	—	(2,000)	—	(2,000)

Total operating expenses	2,684,766	2,162,166	8,502,422	7,078,357

Operating loss from continuing operations	(752,658)	(924,932)	(3,722,455)	(2,567,023)

Total other income	815,534	119,617	1,017,698	1,882,768

Gain (loss) from continuing operations before income taxes	62,876	(805,315)	(2,704,757)	(684,255)

Income tax (benefit) provision	45,845	(582,121)	(1,088,199)	(496,026)

Net income (loss) from continuing operations	17,031	(223,194)	(1,616,558)	(188,229)

Discontinued operations:
Net income from discontinued operations, net of tax of $0, $333,524, $0 and $534,889 respectively — Ultrasonics	—	137,382	—	371,872
Net income from discontinued operations, net of tax of $0, $58,677, $32,429 and $159,012 — Sonora	—	81,031	129,717	219,588
Net income from discontinued operations, net of tax of $0, $49,046, $437,968 and $102,335 — Labcaire	—	115,744	514,477	238,780
Loss on sale of net assets of Sonora, net of tax of $173,024 and $1,058,100	(257,029)	—	(174,132)	—
Net loss on sale of Labcaire, inclusive of a tax benefit of $100,163	—	—	(195,716)	—

Net (loss) income from discontinued operations	(257,029)	334,157	274,346	830,240

Net (loss) income	($239,998)	$110,963	($1,342,212)	$642,011
Net income (loss) attributable to noncontrolling interests	$25,821	($4,504)	$66,201	$13,040

Net (loss) income attributable to Misonix, Inc. shareholders	($265,819)	$115,467	($1,408,413)	$628,971

(Loss) income per share from continuing operations attributable to Misonix, Inc. shareholders-basic	$0.00	($0.03)	($0.24)	($0.03)
(Loss) income per share-basic from discontinued operations	(0.04)	0.05	0.04	0.12
Net (loss) income per share attributable to Misonix, Inc. shareholders-basic	($0.04)	$0.02	($0.20)	$0.09

(Loss) income per share from continuing operations attributable to Misonix, Inc. shareholders-diluted	$0.00	($0.03)	($0.24)	($0.03)
(Loss) income per share-diluted from discontinued operations	(0.04)	0.05	0.04	0.12
Net (loss) income per share attributable to Misonix, Inc. shareholders-diluted	($0.04)	$0.02	($0.20)	$0.09

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares-diluted	7,038,385	7,001,369	7,001,369	7,001,369